UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                             ________________


                                 FORM 8-K

                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934
                             ________________


     Date of Report (Date of earliest event reported)  April 24, 2000


               ENVIRONMENTAL REMEDIATION HOLDING CORPORATION
          (Exact name of registrant as specified in its charter)


          Colorado                    0-17325             58-2429712
     (State or other        (Commission File Number)    (IRS Employer
      jurisdiction                                    Identification No.)
      of incorporation)


     16101 LaGrande Drive, Suite 100            72223
          Little Rock, Arkansas              (Zip Code)
(Address of principal executive offices)


                              (501) 821-2222
           (Registrant's telephone number, including area code)

ITEM 3.   BANKRUPTCY OR RECEIVERSHIP.

     On April 20, 2000, Robert K. Kelley filed a Current Report on Form 8-K (the "8-K") purporting to be made on behalf of Environmental Remediation Holding Corporation (the "Company"). In the 8-K, Mr. Kelley falsely asserted that he was authorized to make the 8-K filing under an order appointing him as receiver of the Company entered by a Colorado District Court on March 30, 2000 (the "Order"). In fact, Mr. Kelley possessed no such authority, and the filing of the 8-K violated the express terms of a stay of the Order, and Mr. Kelley's alleged authority as a receiver, that was entered before the filing was made.

     The Order was entered in response to a motion made in connection with a complaint (the "Complaint") filed by alleged shareholders of the Company (the "Plaintiffs") against the members of the Company's board of directors, the Company's majority shareholder and certain other parties (the
"Defendants"). Certain of the Plaintiffs are persons and entities that defaulted in the performance of obligations to the Company under the terms of a letter of intent, as described in the Company's Current Report on Form 8-K filed August 24, 1999. The Company is not named as a Defendant in the Complaint. Neither the Defendants nor the Company received prior notice of the hearing at which the Order was entered, and as a result neither appeared in opposition to the motion brought by the Plaintiffs.

     On the morning of April 20, 2000, the Colorado District Court entered an additional order pursuant to which the Order and any performance by Mr. Kelley thereunder were stayed. Therefore, at the time he filed the 8-K Mr. Kelley was neither authorized nor obligated to act on behalf of or as a representative of the Company.

     The Company is in the process of determining the legal alternatives available to it with respect to Mr. Kelley's unauthorized actions.










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

                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                         ENVIRONMENTAL REMEDIATION HOLDING CORPORATION


                         By:   /s/ GEOFFREY TIRMAN
                               ---------------------------------
                                       Geoffrey Tirman
                              President and Chief Executive Officer



Date: April 24, 2000










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